Exhibit 99.1

NEWS RELEASE for May 16, 2005 AT 7:30AM EDT

Contact:	Michael J. Quinn, Chairman and CEO, 714-649-5050
Christine G. Ocampo, VP, CFO, 714-649-5066

CARDIOGENESIS REPORTS 2005 FIRST QUARTER RESULTS

Company Reports Increase in Handpiece Sales Over Prior Year Quarter

FOOTHILL RANCH, CA (May 16, 2005) . . . Cardiogenesis Corporation (OTCBB: CGCP.OB), the market leader in surgical products and accessories used in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Channeling (PMC) procedures, today announced results for its first quarter ended March 31, 2005.

     The Company reported that revenues in the first quarter of 2005 were $3.0 million compared to $4.0 million in the same period in 2004, a decrease of 26 percent. Revenues in the 2005 first quarter were impacted by a decrease in laser sales. The Company reported a favorable increase in handpiece shipments with 766 handpieces shipped worldwide. This is the second highest quarterly handpiece shipment of the previous five quarters.

     Gross profit margins in 2005 decreased by 6% in the first quarter to 80% compared to the same period in the prior year. The decrease in margins is primarily attributed to the decreased volume in higher margin laser sales resulting in lower overall profit margins.

     Chairman and CEO Michael J. Quinn commented on the first quarter results, “We are encouraged by the increase in handpiece sales that we achieved in the first quarter, a trend that we continue to see in the second quarter. We are very encouraged by the handpiece volumes generated both domestically and internationally, a sign that we are making progress towards sustained adoption of the TMR procedure. Our goal is to continue increasing procedural generated revenue thereby reducing our dependence on capital sales to meet short term goals.”

     Sales, general and administrative expenses in the first quarter increased approximately $816,000 from the prior year period to $3.7 million due primarily to increased headcount due to expansion in sales and marketing which occurred in the first quarter. In addition, the Company incurred increased costs attributed to trade shows and increased marketing expenses due to the introduction of the new minimally invasive platform and Cellerator platelet-rich plasma product line. Research and development costs increased by $59,000 to $350,000 for the 2005 first quarter from the prior year quarter. The increase resulted from costs incurred for the development of the new handpieces for the minimally invasive TMR platform.

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CARDIOGENESIS REPORTS 2005 FIRST QUARTER RESULTS
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     For the first quarter of 2005, the Company generated a loss from operations of $1.7 million and a net loss of $2.8 million which includes non-operating, non-cash interest and other charges of $1.1 million primarily resulting from the valuation of warrants and derivatives related to the convertible debt financing completed in October 2004.

     “Despite the lack of capital sales during the quarter, we are still very encouraged by several events which have taken place since the beginning of the year,” Quinn commented. “We increased our handpiece volume in the first quarter over the prior year first quarter. We have seen this momentum increase into the second quarter, both domestically and internationally. We do consider the first quarter laser revenue to be an anomaly, and expect to see that revenue component rebound during the current quarter.”

     “We increased our sales force by 30% in the first quarter,” Quinn added, “creating three new territories and hiring two highly experienced and successful general managers. We are already starting to see the positive effects of this sales force expansion on our second quarter in terms of our handpiece volumes continuing on their positive trend.”

     During the first quarter of 2005, the Company shipped 7 lasers and worldwide disposable shipments were 766 units. This compares to the shipment of 9 lasers and worldwide disposable shipments of 739 units in the first quarter of 2004.

Conference Call

     Cardiogenesis will host a conference call today to discuss the Company’s results for its first quarter and year ended March 31, 2005. The call will take place at 12:00 p.m. EDT (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company’s website at www.cardiogenesis.com.

     Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.

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CARDIOGENESIS REPORTS 2005 FIRST QUARTER RESULTS
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About Cardiogenesis Corporation

     Cardiogenesis is a medical device Company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company’s market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the Company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.

     For more information on the Company and its products, please visit the Cardiogenesis company web site at www.cardiogenesis.com. or the patient and physician website at www.heartofnewlife.com. heartofnewlife.com is a resource for patients and physicians which provides medical information on TMR

     With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the Company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the Company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the Company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the Company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the Company to ship product on a timely basis; the Company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; and the Company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, and the Company’s other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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CARDIOGENESIS REPORTS 2005 FIRST QUARTER RESULTS
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CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Net revenues	$2,991	$4,041
Cost of revenues	605	553

Gross profit	2,386	3,488

Operating expenses:
Research and development	350	291
Sales, general and administrative	3,744	2,928

Total operating expenses	4,094	3,219

(Loss) income from operations	(1,708)	269
Non-operating expenses, net	(1,103)	(2)

Net (loss) income	$(2,811)	$267

Net (loss) income per share - basic and diluted	$(0.07)	$0.01

Shares used in per share computations -
Basic	41,899	40,490

Diluted	41,899	41,204

CARDIOGENESIS REPORTS 2005 FIRST QUARTER RESULTS
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CARDIOGENESIS CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2005	2004
ASSETS

Cash and cash equivalents	$4,214	$4,740
Accounts receivable, net	2,143	3,578
Inventories	2,338	1,782
Property and equipment, net	636	601
Restricted cash	2,567	2,884
Other assets	2,045	2,098

Total assets	$13,943	$15,683

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued liabilities	$2,874	$2,675
Secured convertible term note and related obligations	7,981	7,615
Deferred revenue	604	658
Shareholders’ equity	2,484	4,735

Total liabilities and shareholders’ equity	$13,943	$15,683

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